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                      CONSENT OF INDEPENDENT ACCOUNTANTS


Electronic Processing, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105


   We consent to the incorporation by reference in the Registration Statement of Electronic Processing, Inc. on Form S-8 (File No. 333-30847) for the registration of 270,000 shares of its common stock and options to acquire common stock, of our reports dated February 8, 1999, on our audits of the financial statements of Electronic Processing, Inc. as of December 31, 1998 and 1997, and for each of the years then ended, which reports are included in the Company's 1998 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission.

                                           BAIRD, KURTZ & DOBSON

Kansas City, Missouri
March 25, 1999